Exhibit 5
                     Jones, Walker
                  Waechter, Poitevent
               Carrere & Denegre, L.L.P.



                   July 15, 1997

American Oilfield Divers, Inc.
900 Town & Country Lane
Suite 400
Houston, Texas  77024

Gentlemen:

        We have acted as counsel for American Oilfield
Divers, Inc., a Louisiana corporation (the "Company"), in connection with the preparation of a Registration
Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange
Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 700,000 shares
(the "Shares") of common stock, no par value for each share, pursuant to the terms of the American Oilfield
Divers, Inc. Amended and Restated Incentive Compensation
Plan (the "Plan").

     Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,

                     JONES, WALKER, WAECHTER, POITEVENT,
                         CARRERE &  DENEGRE, L.L.P.

                        By:  /s/ Margaret F. Murphy
                            ________________________________
                                 Margaret F. Murphy, Partner